EXHIBIT 99.2

First Amendment to 2005 Stock Incentive Plan

The 2005 Stock Incentive Plan (the “Plan”) of NitroSecurity, Inc., a Delaware corporation, be, and hereby is, amended as follows:

1. Section 4 of the Plan is hereby amended by deleting “7,500,000” and inserting “65,276,467” in lieu thereof.

2. The following Section 5(h) is hereby added to the Plan:

“(h)           Stockholders Agreement.  Each option agreement evidencing the grant of an Option hereunder shall require that, upon exercise of the Option, in whole or in part, the Participant shall become a party to the Amended and Restated Stockholders Agreement between the Company and certain of its stockholders (as may be further amended and/or restated from time to time) by delivering a counterpart signature page thereto.”

                                      Adopted by the Board of Directors on
                                      January 3, 2006

                                      Approved by the stockholders as of
                                      January 6, 2006